Exhibit 10.18

4553 GLENCOE AVENUE, SUITE 300
MARINA DEL REY, CA 90292
August 9, 2016
Josh Marks
c/o Global Eagle Entertainment Inc.
4553 Glencoe Ave., Suite 300
Marina del Rey, CA 90292

Re: Amended and Restated Employment Letter
Dear Josh:
Global Eagle Entertainment Inc. (the “Company”) is providing you this letter agreement (this “Agreement”), which amends and restates your prior Offer of Employment, dated August 4, 2015 (the “Original Offer”), on the following terms:
1.    Position. Your initial title is Executive Vice President—Aviation Connectivity, and you report to the Chief Executive Officer of the Company. This position is located in the Washington D.C. area and within a reasonable commuting distance of Reston, VA. By signing this Agreement, you confirm to the Company that since the commencement of your employment you have had no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.    Period of Employment. Subject to Section 9 below, your employment with the Company commenced on August 4, 2015 and will continue for a period of 2 years thereafter (the “Employment Period”).
3.    Cash Compensation. The Company pays you a “base” salary at the rate of $335,000 per year (as may be reviewed and adjusted from time to time in the discretion of the Company), less applicable withholdings and payroll taxes, payable in accordance with the Company’s standard payroll schedule. In addition to the foregoing base salary, subject to achieving certain performance milestones to be agreed upon in writing between you and your supervisor, you will be eligible for an annual performance bonus based on the GEE Annual Incentive Plan as in effect from time to time with a current target bonus at 75% of your annual base salary provided, that, final determination of eligibility and payment of all performance bonuses shall be subject to the complete discretion of the Compensation Committee of the Board of Directors of the Company.
4.    Equity Incentive. In connection with the Original Offer, you were granted (i) an option to purchase 185,000 shares of the Company’s Common Stock (the “Option Award”) and (ii) an award of 65,000 restricted stock units (the “Stock Award”). Both the Option Award and the Stock Award are subject to the terms and conditions applicable to such awards granted under the Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan as in effect from time to time (the “Plan”). With respect to your Option Award, 25% of your option shares will vest after 12 months of continuous service, and the balance will vest in equal monthly installments over the following 36 months of continuous service, as described in the Plan. Subject to your continued service with the Company and the additional terms and conditions of the Plan, your Stock Award will vest in equal yearly installments with the first increment of 25% of the Stock Award vesting on the first anniversary of your start date, a second increment of 25% of the Stock Award vesting on the second anniversary of your start date, a third increment of 25% of the Stock Award vesting on the third anniversary of your start date, and the final increment of 25% of the Stock Award vesting on the fourth anniversary of your start date. Any shares of Common Stock that you acquire through the exercise of any Option Award or Stock Award may be subject to certain repurchase rights of the Company, as further set forth in the Plan. In addition, in the event of a Change of Control (as defined in the Plan) and the termination of your employment with the Company without Cause (as defined below) within twelve months of such Change of Control, all of the outstanding unvested options subject to your Option Award and all outstanding unvested restricted stock units subject to your Stock Award, shall automatically vest. Additionally, if, during the Employment Period, your employment with the Company is terminated by the Company for Cause, or if you resign for other than Good Reason, then you will forfeit all your Stock Award to the extent not previously vested and your Option Award to the extent not vested or exercised.
5.    Severance Pay. If, during the Employment Period, your employment with the Company is terminated by the Company for Cause, or if you resign for other than Good Reason, then you will only be entitled to receive your base salary through the date of termination and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or affiliates thereafter, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. If your employment with the Company is terminated by the Company without Cause during the Employment Period or you terminate your employment with Good Reason, and, within twenty- one (21) days of your termination you execute a general release in favor of the Company, its subsidiaries and their affiliates in the form provided by the Company and such release becomes effective and is not revoked, and you comply with the terms of this Agreement, you will be entitled to receive your base salary and medical benefits for a period equal to twelve (12) months after the date of termination. Subject to applicable law, the severance payments payable to you pursuant to this Agreement will be paid over the twelve (12) months after the date of termination in accordance with the Company’s normal payroll practices. For purposes of this Agreement, “Cause” will mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical business conduct, disloyalty, fraud or breach of fiduciary duty, (ii) repeated failure to perform duties as reasonably directed by the Board and/or the Company’s principal executive officer, (iii) willful misconduct with respect to the Company or affiliates or in the performance of your duties hereunder, (iv) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, its subsidiaries or any of their affiliates, or (v) materially violating any of the terms of the Company’s, its subsidiaries’ or any of their affiliates’ rules or policies which, if curable, is not cured to the Board’s satisfaction within thirty (30) days after written notice thereof to you, or any other breach of this offer letter or any other agreement between you and the Company or any of its Subsidiaries which, if curable, is not cured to the Board’s satisfaction within thirty (30) days after written notice thereof to you. For purposes of this Agreement, “Good Reason” shall mean (i) you are assigned duties and responsibilities materially inconsistent with your position as set forth in this Agreement, provided that any such assignment of duties (x) shall only constitute “Good Reason” during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by you if prior thereto you have not exercised your right to resign for “Good Reason”), (y) shall not constitute “Good Reason” when it is an isolated action not taken in bad faith and that is remedied promptly after written notice thereof by you to the Company, and (z) shall not constitute “Good Reason” if you have consented to the performance thereof, (ii) any breach of a material term of this Agreement by the Company, which breach is not cured within thirty (30) days following written notice to the Company of such breach, (iii) the Company requires you to relocate to a location that is more than twenty-five (25) miles from the place of business contemplated by Section 1, unless you consent to such relocation, (iv) the event of your death or Disability, (v) the Company files for bankruptcy or becomes insolvent, (vi) the Company reduces your compensation provided in Section 3 of this Agreement, or (vii) the Company makes a material change in your reporting relationship provided in the first sentence of Section 1 of this Agreement. “Disability” shall mean shall mean a long-term disability that renders or will render you unable to perform your essential job functions for a period longer than three (3) consecutive months or one hundred twenty (120) days in any one (l)-year period (or such longer period required by applicable law). The determination of your Disability shall be made by your attending physician unless the Company reasonably disagrees with such determination, in which case it shall be determined by a majority of three independent physicians qualified to practice medicine in the Commonwealth of Virginia, one to be selected by each of you (or your authorized representative) and the Company and the third to be selected by such two designated physicians.
6.    Employee Benefits. You will be entitled to receive standard employee benefits made available by the company to its employees to the full extent of your eligibility. Details of these benefits will be provided to you under separate cover. At present, the Company offers medical, dental, vision, and 401(k) plans. The Company shall reimburse you for all reasonable business expenses actually incurred or paid by you in the performance of your services on behalf of the Company in accordance with the Company’s expense reimbursement policy. You will also be entitled to participate in the Company’s paid time off policy.
7.    Expense Reimbursement. In accordance with the Company’s travel and expense reimbursement policies, the Company shall reimburse you for all business travel. The Company will also reimburse other out-of-pocket expenses reasonably incurred by you in the performance of your services hereunder during the term of your employment. All reimbursable expenses shall be appropriately documented in reasonable detail by you upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policies and procedures, as well as applicable federal and state tax record-keeping requirements.
8.    Proprietary Information and Inventions Agreement. As a condition of your employment with the Company, you previously signed the Company’s Proprietary Information and Inventions Agreement, and such signed copy is attached hereto as Attachment A.
9.    Employment Relationship. After the expiration of the Employment Period, your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). For purposes of clarity, your employment will be “at will” after the expiration of the Employment Period.
10.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Chief Executive Officer. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
11.    280G. In the event that a Change in Control of the Company occurs and any payment to you as a result of such Change in Control would constitute a parachute payment as defined within the meaning of Section 280G of the Internal Revenue Code (the “Code”), the Company will either (a) reduce the amount of such payment so that such payment would not be subject to the excise tax imposed pursuant to Section 4999 of the Code, or alternatively (b) pay the full amount of such payment to you (with you being personally responsible for payment of any associated excise taxes), whichever produces the better after-tax result for you.
12.    Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
13.    Confidentiality. You agree that you will keep the terms and existence of this Agreement completely confidential and that, except as required by law or authorized in writing by the Company, you will not disclose any information concerning this Agreement to anyone other than your immediate family and legal representatives and tax advisors, who will be informed by you of, and agree to be bound by, this confidentiality clause before he or she shares such information. Nothing in this provision shall prevent you from complying with any administrative agency, directive, court order, subpoena, or other valid legal process.
14.    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.
15.    Applicable Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to the requirements of Section 16, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the Commonwealth of Virginia; (b) if any such action is commenced in a state court, then, subject to applicable law, no party will object to the removal of such action to any federal court located in the Commonwealth of Virginia; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address on file with the Company. Notwithstanding anything to the contrary herein, prior to any party commencing any Proceeding, the parties shall negotiate in good faith to resolve the dispute in question before commencing the dispute resolution procedures set forth in Section 16 or this Section 15.

16.    Arbitration. Except for injunctive or other equitable relief or as otherwise provided in this Agreement, any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be determined by arbitration in the Commonwealth of Virginia, before a single arbitrator that is independent of the parties and selected in accordance with, and the arbitration shall be administered by JAMS pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures excluding its optional Arbitration Appeal procedures. The arbitration hearings shall be confidential. To the maximum extent permitted by legal requirements, the decision of the arbitrator shall be final and binding and not be subject to appeal (but will be subject to being vacated pursuant to 7511 of the New York Code). Each party will bear its own fees and expenses. If a party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in a court of competent jurisdiction.
17.    No Waiver. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty. The failure of any party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.
18.    Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties hereto.
19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Agreement via a facsimile (or transmission of a PDF file) of a counterpart of this Agreement. In addition, facsimile or PDF signatures of authorized signatories of any party shall be valid and binding and delivery of a facsimile or PDF signature by any party shall constitute due execution and delivery of this Agreement.

20.    Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company, including the Original Offer; provided, however, that this Agreement shall not supersede either party’s obligations as set forth in the Agreement and Plan of Merger, made and entered into as of August 4, 2015 (the “Merger Agreement”), which obligations shall continue in full force and effect, including with respect to any earn out amounts that may become payable to you pursuant to the Merger Agreement, as summarized on Attachment B to this Agreement. Subject to the proviso in the immediately preceding sentence, the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations.
*****

You may indicate your agreement with these terms and accept these terms by signing and dating the enclosed duplicate original of this Agreement and returning it to the undersigned.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.

By: /s/ Zant Chapelo

Printed Name: Zant Chapelo

Title: SVP of HR

I have read and accept the terms in this letter agreement:

/s/ Josh Marks
Signature of Josh Marks

Dated: August 4, 2016

Attachments
Attachment A: Confidentiality, Proprietary Information and Invention Assignment
Attachment B: Summary of Revenue and Stretch Payments

Attachment A
GLOBAL EAGLE ENTERTAINMENT INC.
EMPLOYEE STATEMENT & AGREEMENTS REGARDING
CONFIDENTIALITY, PROPRIETARY INFORMATION
AND INVENTION ASSIGNMENT
In consideration of and as a condition of my employment and continued employment with Global Eagle Entertainment Inc., its subsidiaries, affiliates, successors or assigns (together “Global Eagle”), and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this “Agreement”):
1.    PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS
Global Eagle is an electronics, entertainment and services firm engaged in the research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content, content logistics and processing, and components and materials for providing broadband internet, video and voice services on aircraft (the “Business of Global Eagle”).
The success of Global Eagle depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business of Global Eagle, and to which employees may acquire knowledge or have access to during the course of their employment by Global Eagle. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in the Business of Global Eagle or in which it contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of Global Eagle, whether or not such information is identified as confidential or proprietary information by Global Eagle.
Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with Global Eagle or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to Global Eagle without fault on my part. I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.
The success of Global Eagle also depends upon the timely disclosure of inventions made by Global Eagle employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.
In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.	PREVIOUS EMPLOYMENT
I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any. I agree to read my agreement(s), if any, with my former employers(s) with respect to proprietary information and to abide by all the terms and conditions set forth therein.

B.	PROPRIETARY INFORMATION
I shall use my best efforts to exercise utmost diligence to protect and guard the Proprietary Information of Global Eagle. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of Global Eagle, except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. I agree not to remove any materials relating to the work performed at Global Eagle without the prior written permission of the Board of Directors of Global Eagle. Upon request by Global Eagle at any time, including the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom Global Eagle has a business relationship, learned or acquired by me during the course of my employment by Global Eagle. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Global Eagle of any reporting described in clause (i).

C.	COPYRIGHT & MASK WORKS
All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business of Global Eagle, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of Global Eagle, its successors, assigns or other legal representatives.

D.	INVENTIONS
With the exception of "EXEMPT" inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment by Global Eagle (hereinafter referred to as “Global Eagle Inventions”) shall be the sole and exclusive property of Global Eagle, its successors, assigns, designees, or other legal representatives (“Global Eagle Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to Global Eagle all of my right, title and interest in such Global Eagle Inventions.
I agree to keep and maintain adequate and current written records of all Global Eagle Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by Global Eagle. The records will be available to and remain the sole property of Global Eagle at all times.
I shall, without further compensation or consideration, but at no expense to me:

(a)	Communicate to Global Eagle any facts known by me respecting said Global Eagle Inventions;

(b)
do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or Global Eagle Representatives, with regard to said Global Eagle Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Global Eagle Inventions, and for perfecting, affirming, recording and maintaining in Global Eagle and Global Eagle Representatives sole and exclusive right, title and interest in and to the Global Eagle Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)
generally cooperate to the fullest extent in all matters pertaining to said Global Eagle Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Global Eagle Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An "EXEMPT" invention is one which:

(a)	was developed entirely on my own time without using Global Eagle equipment, supplies, facilities, or trade secret information;

(b)	does not relate at the time of conception or reduction to practice of the invention to Global Eagle business, or to its actual or demonstrably anticipated research or development; and

(c)	does not result from any work performed by me for Global Eagle.

Inventions which I consider to be "EXEMPT" but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.
I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If Global Eagle is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Global Eagle Inventions or original works of authorship assigned to Global Eagle as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.
Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Agreement.
NOTICE UNDER SECTION 2872
This Agreement has been drafted to be in conformance with Section 2870 of Article 3.5 (INVENTIONS MADE BY EMPLOYEE) of the Labor Code of the State of California as amended 1991 and, as required by Section 2872, notification is hereby given that this Employment Agreement does not apply to an invention which qualifies as an "EXEMPT" invention under the provisions of Section 2870. Global Eagle reserves the right to modify Provision D to conform to applicable state or federal law. Please note that your obligations under this Agreement may change pursuant to changes in the law of the State of California. California Labor Code Section 2870 reads as follows:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer, (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
2.    NON COMPETITION AND NON-SOLICITATION
I acknowledge and agree that Global Eagle is entitled to protect its legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of Global Eagle. I also acknowledge that the nature of the business of Global Eagle is such that the on-going relationship among Global Eagle and its employees, clients and customers is material and has a significant effect on the ability of Global Eagle to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

A.	NONCOMPETITION
During the period of my employment, I will use my best efforts, skill and judgment to promote and advance Global Eagle’s business interests and refrain from competing, directly or indirectly, with Global Eagle.

B.	NON-SOLICITATION
During the period of my employment and for one (1) year thereafter (the “Restricted Period”), I will not, without Global Eagle's prior written consent, directly or indirectly, induce, knowingly solicit or encourage to leave the employment of Global Eagle, any employee of Global Eagle.
I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect Global Eagle’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
3.    ARBITRATION
Except for injunctive or other equitable relief or as otherwise provided in this Agreement, any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be determined by arbitration in the Commonwealth of Virginia, before a single arbitrator that is independent of the parties and selected in accordance with, and the arbitration shall be administered by JAMS pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures excluding its optional Arbitration Appeal procedures. The arbitration hearings shall be confidential. To the maximum extent permitted by legal requirements, the decision of the arbitrator shall be final and binding and not be subject to appeal (but will be subject to being vacated pursuant to 7511 of the New York Code). Each party will bear its own fees and expenses. If a party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in a court of competent jurisdiction.
4.    GENERAL PROVISIONS

A.	This Agreement will be governed by the laws of the Commonwealth of Virginia.

B.
This Agreement sets forth the entire agreement and understanding between Global Eagle and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver or any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.
Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

D.
This Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns.

E.
The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.
I have had the opportunity to review this Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Agreement prior to my execution of this Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.
[signature page follows]

I have read, and I understand and agree to comply with all conditions above without any reservation whatsoever.

Signature: /s/Joshua Marks	Date: August 4, 2015
Print Employee Name: Joshua Benegal Marks

Global Eagle Entertainment Inc.
By: /s/ Jay Itzkowitz
Name: Jay Itzkowitz
Title: SVP and General Counsel

NY:1821823.6

Attachment B
SUMMARY OF REVENUE AND STRETCH PAYMENTS
This Attachment B summarizes the amounts that may become payable to you on or following the date of this Agreement pursuant to the Merger Agreement and remains, in all respects, subject to the terms and conditions set forth in the Merger Agreement. In the event of an inconsistency between the terms in this Attachment and the Merger Agreement, then the Merger Agreement shall control.

1.	Revenue Payments:

Pursuant to and subject to the terms and conditions set forth in the Merger Agreement and to the extent not previously paid, you are eligible to earn your pro rata percentage (as set forth in the Merger Agreement) of up to an additional $5,000,000 in the event that the revenue of Marks Systems exceeds a certain threshold amount (as set forth in the Merger Agreement) for the period from January 1, 2015 through December 31, 2016.

In accordance with, and subject to, the Merger Agreement, your pro rata percentage of any earned Revenue Payments will generally be paid on or before March 31, 2017 (subject to any reduction for transaction expenses pursuant to the Merger Agreement); provided, that, to the extent not already paid, any such Revenue Payments (i) will be accelerated if you are terminated without Cause or you resign with Good Reason prior to August 4, 2017, and (ii) will be forfeited in the event that you are terminated for Cause or resign without Good Reason prior to August 4, 2017; provided, however, that, in the event a Change of Control (as defined in the Merger Agreement) occurs prior to August 4, 2017, the forfeiture restriction described in this clause (ii) shall lapse and have no further force or effect.

2.	Stretch Payments:

Pursuant to and subject to the terms and conditions set forth in the Merger Agreement and to the extent not previously paid, you are eligible to earn your pro rata percentage (as set forth in the Merger Agreement) of up to an additional $5,000,000 in the event that the revenue of Marks Systems exceeds a certain stretch threshold amount (as set forth in the Merger Agreement) in any four (4) consecutive calendar quarters starting October 1, 2015 and ending on the fourth calendar quarter ending December 31, 2019.

In accordance with, and subject to, the Merger Agreement, your pro rata percentage of any earned Stretch Payments will generally be paid within ninety (90) days of the

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achievement of the stretch goal (subject to any reduction for transaction expenses pursuant to the Merger Agreement); provided, that, to the extent not already paid, any such Stretch Payments (i) will be accelerated if, prior to August 4, 2017, both (1) a Change of Control occurs and (2) concurrently with such Change of Control or thereafter (but prior to August 4, 2017) you are terminated without cause or you resign with Good Reason and (ii) will be forfeited in the event that you are terminated for Cause or you resign without Good Reason prior to August 4, 2017; provided, however, that, in the event a Change of Control occurs prior to August 4, 2017, the forfeiture restriction described in this clause (ii) shall lapse and have no further force or effect.

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